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              [LETTERHEAD OF JONES, WALKER, WAECHTER, POITEVENT,
                   CARRERE & DENEGRE, L.L.P. TO APPEAR HERE]



                              February 12, 1996

Brock Exploration Corporation
225 Baronne St.
New Orleans, LA   70112-1707

Key Production Company, Inc.
One Norwest Center
20th Floor
1700 Lincoln St.
Denver, CO   80203-4520

Gentlemen:

      We have acted as counsel to Brock Exploration Corporation ("Brock") in connection with the proposed transaction described below and have been requested to issue our opinion as to certain of the federal income tax consequences of that transaction.

      In connection with the foregoing, we have examined the Agreement and Plan of Merger among Brock, Key Production Company, Inc. ("Key Production") and Key Acquisition One, Inc. ("Merger Sub"), dated as of December 21, 1995 (together with the exhibits and schedules thereto, the "Merger Agreement", the Joint Proxy Statement/Prospectus of Key Production in the form contained in the Registration Statement on Form S-4 (the "Proxy Statement"), and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

      The Boards of Directors of Brock, Key Production and Merger Sub have determined that it is desirable and in the best interests of their respective corporations and stockholders that Merger Sub merge into Brock in accordance with the laws of the State of Delaware (the "Merger"), that the separate existence of Merger Sub shall cease and that Brock shall become a wholly-owned subsidiary of Key Production. All of the outstanding shares of Brock Common Stock, $.10 par value per share ("Brock Common Stock"), will be exchanged for and converted into the right to receive .6897 shares of Key Production voting common stock, $.25 par value ("Key Production Common Stock"). Cash will be issued in lieu of the issuance of any fractional share of Key Production Common Stock to which a holder of Brock Common Stock may be entitled.

     The opinions contained herein are based upon the representations and statements contained in the aforementioned documents and are limited in all respects to matters of federal

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income tax law.  In rendering our opinion, we have assumed the following:
(i) the Merger will be consummated in the manner contemplated by the Proxy Statement and in accordance with the provisions of the Merger Agreement,
(ii) the statements concerning the Merger set forth in the Proxy Statement (including the purposes of the parties for consummating the Merger) are accurate and complete, and (iii) the representation made to us by Key Production, Merger Sub, Brock and the stockholders of Brock in their respective Officer's Certificates (the "Certificates") dated of even date with this letter and delivered to us for purposes of this opinion are true and accurate.

      Based upon the foregoing, and having considered the applicable federal income tax law as it exists on the date hereof, we are of the opinion that:

      (1) The Merger qualifies as a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code") which is not disqualified by reason of the fact that Key Production Stock is used in the Merger. Section 368(a)(2)(E) of the Code.

      (2) Key Production, Merger Sub and Brock each will be a party to the reorganization. Section 368(b) of the Code.

      (3) Key Production, Merger Sub and Brock will not recognize any gain or loss in the Merger.

      (4) The holders of Brock Common Stock will not recognize any gain or loss on the exchange of Brock Common Stock for Key Production Stock in the Merger, except to the extent of cash received in lieu of a fractional share of Key Production Common Stock.

      (5) The "Certain Federal Income Tax Consequences" section of the Proxy Statement describes the material income tax consequences of the Merger to Key Production, Merger Sub, Brock and the Brock stockholder's and fairly represents our opinion as to the federal income tax matters discussed herein.

      No opinion is expressed as to any other aspect of the Merger other than the opinions set forth above. These opinions represent our conclusions as to the application of existing law to the facts of the proposed Merger. There can be no assurance that contrary positions may not by successfully asserted by the Internal Revenue Service, or that a court considering any issue would not hold otherwise. Moreover, no opinion is rendered with respect to the effect, if any, that pending or future legislation may have on any of the foregoing matters.

      This opinion is based on various statutory provisions, regulations promulgated thereunder, and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters as of and effective on the date hereof, any one or more of which are subject to change either prospectively or retroactively.

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      This opinion is rendered for the benefit of Brock, its stockholders and
Key Production, and is not to be used, circulated or otherwise referred to in connection with any transaction other than those contemplated by the Merger Agreement and the Merger.

      We consent to this opinion as an exhibit to the Registration Statement on Form S-4, of which the Proxy Statement forms a part, and to the reference to us in the Registration Statement under the caption "Certain Federal Income Tax Consequences."

                                            Sincerely,

                                            /s/ Jones, Walker, Waechter,
                                            Poitevent, Carrere & Denegre, L.L.P.
                                            JONES, WALKER, WAECHTER, POITEVENT,
                                            CARRERE & DENEGRE, L.L.P.